UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  03/09/2009

Fairchild Semiconductor International, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-15181

Delaware	043363001
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

82 Running Hill Road
South Portland, Maine 04106
(Address of principal executive offices, including zip code)

207-775-8100
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 9, 2009, our board of directors elected Randy W. Carson to our board of directors. The press release announcing Mr. Carson's election is included as Exhibit 99.01 to this report. Our board of directors has not yet determined the committees of the board to which Mr. Carson will or is expected to be named.

On March 9, 2009, we granted 11,115 deferred stock units (DSUs) to Mr. Carson in connection with his election to the board of directors. The DSU awards were made under our non-employee director compensation program and the Fairchild Semiconductor 2007 Stock Plan. Of the total number of DSUs granted, 10,000 will vest in one-third increments on each of the first three anniversaries of the grant date. The remaining 1,115 will vest in one-third increments on the last date prior to the date on which we hold our 2009, 2010 and 2011 annual stockholders' meetings. All of the awards are subject to earlier vesting upon Mr. Carson's retirement from the board after age 65, or after age 55 if his age plus elapsed years of continuous service on the board equal 65 or more. Non-employee directors receive shares underlying vested DSUs on the earliest to occur of (1) the end of the director's service on the board for any reason other than removal for cause, (2) the director's disability, (3) the director's death or (4) a date chosen by the director at the time of the award. The date chosen must be a minimum of five years after the grant date, in the case of Mr. Carson's award of 10,000 DSUs, and a minimum of five years following the date of our 2008 annual stockholders' meeting (held May 7, 2008) in the case of his award of 1,115 DSUs.

On March 9, 2009, our director Robert F. Friel informed us that he intends to retire from our board at the end of the current term in order to devote more time to his other professional obligations. Accordingly, Mr. Friel will not be standing for re-election at our upcoming stockholders' meeting to be held on May 6, 2009, and will retire from our board effective as of the annual stockholders' meeting.

Item 9.01.    Financial Statements and Exhibits

99.01 Press release dated March 10, 2009.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Fairchild Semiconductor International, Inc.

Date: March 11, 2009	By:	/s/ Paul D. Delva
Paul D. Delva
Sr. V.P., General Counsel & Corporate Secretary

Exhibit Index

Exhibit No.	Description
EX-99.01	Press Release dated March 10, 2009.